U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT
   Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934


Date of Report (Date of earliest event reported):  May 1, 2003


                               BUYERS UNITED, INC.
             (Exact name of registrant as specified in its charter)

                                     0-26917
                              (Commission File No.)

             Delaware                                  87-0528557
             --------                                  ----------
   (State or other jurisdiction of         (IRS Employer Identification No.)
    incorporation or organization)


                 14870 Pony Express Road, Bluffdale, Utah 84065
                    (Address of principal executive offices)


                                 (801) 320-3300
                         (Registrant's telephone number)

                                 Not Applicable
                 (Former address, if changed since last report)

                  Item 2. Acquisition or Disposition of Assets

     On December 6, 2002, Buyers United, Inc. entered into the Asset Purchase Agreement and Software License Agreement to purchase assets of I-Link, Inc., and its subsidiary, I-Link Communications, Inc., and license in perpetuity software developed by I-Link for the operation of a real-time Internet protocol communications network (RTIP Network). The transaction was closed effective May 1, 2003.

     The assets acquired include dedicated equipment required for operating the RTIP Network, customers of I-Link serviced through the network, and certain trademarks. In consideration for the assets and software license, Buyers United issued to I-Link 246,430 shares of Series B Convertible Preferred Stock, assumed certain liabilities, and agreed to issue an additional 53,570 shares of Series B Convertible Preferred Stock in equal monthly installments over a term of 10 months commencing June 1, 2003, subject to satisfaction of certain conditions pertaining to provisioning of one of the former I-Link customers acquired in the transaction.

     Assuming the additional 53,570 shares are issued to I-Link, Buyers United will have 853,800 shares of Series B Convertible Preferred Stock outstanding. The Series B Preferred Stock is senior to the common stock with respect to payment of dividends and distributions in liquidation. Holders of the Series B Preferred Stock are entitled to receive dividends payable semi-annually equal to 8 percent of the liquidation preference value of the Series B Preferred Stock, which is $10.00 per share. No dividends or distributions may be made with respect to the common stock unless all dividend payments on the Series B Preferred Stock are current. Each share of Series B Preferred Stock is convertible at the election of the holder to five shares of common stock, subject to adjustment in certain circumstances to prevent dilution of the equity interest of the holders of the Series B Preferred Stock. Buyers United may convert the Series B Preferred Stock to common stock when the market price of Buyers United common stock is $4.00 or more during 30 consecutive trading days. The Series B Preferred Stock does not have voting rights. Under the Asset Purchase Agreement Buyers United may redeem the Series B Preferred Stock issued to I-link at the liquidation preference value after December 5, 2007. Assuming all of the shares of Series B Preferred Stock are issued to I-Link and converted to common stock, I-Link would hold approximately 12.11 percent of the outstanding common stock of Buyers, without giving effect to the exercise of conversion or purchase rights under any other outstanding shares of preferred stock, options, or warrants.

     In connection with the closing, the parties together with Counsel Corporation, an Ontario corporation, and Counsel Communications LLC, a Delaware limited liability company, both affiliates of I-Link, entered into a Reimbursement Agreement pursuant to which Counsel Corporation, Counsel Communications, and I-Link agreed to reimburse Buyers United for any loss sustained as a result of any claims asserted against the assets acquired from I-Link by certain creditors of I-Link, and out of the shares it received in the transaction I-Link deposited in escrow 40,000 shares of Series B Preferred Stock that may be applied to reimburse any such loss. This is in addition to 25,000 shares of Series B Preferred Stock I-Link received in the transaction that it deposited in escrow under the Asset Purchase Agreement to satisfy any claims for indemnification under the Asset Purchase Agreement.

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


                    Item 7. Financial Statements and Exhibits

Financial Statements and Pro Forma Financial Information

     The financial statements of the acquired business and pro forma financial information giving effect to the transactions are not included in this report and shall be filed by amendment not later than 60 days after the date that this initial report on Form 8-K must be filed.

Exhibits

     Copies of the following documents are included as exhibits to this report pursuant to Item 601 of Regulation S-B.

SEC Ref. No                        Title of Document                                 Location
-----------                        -----------------                                 --------

10.1         Asset Purchase Agreement dated December 6, 2002, with I-Link                *
               Communications, Inc. and I-Link Incorporated, without exhibits

10.2         Reimbursement Agreement dated April 30, 2003, with Counsel              Attached
               Corporation, Counsel Communications LLC, I-Link
               Communications, Inc. and I-Link Incorporated

99.1         Press Release dated May 1, 2003                                         Attached

* This document was filed with the Securities and Exchange Commission on April 14, 2003, as Exhibit No. 10.10 to the Annual Report on Form 10-KSB of Buyers United for the year ended December 31, 2002, and is incorporated herein by this reference.

                                   SIGNATURES

     Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                BUYERS UNITED, INC.


Date:  May 8, 2003                              By: /s/ Paul Jarman, President

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